Exhibit 99.1

PRESS R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Financial Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS SECOND QUARTER AND SIX MONTH RESULTS

SAN ANTONIO, Texas – May 18, 2004 _ Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced financial results for its second fiscal quarter and six months ended March 31, 2004.

Second quarter revenue remained constant at $3.7 million for both fiscal quarters ending March 31, 2004 and 2003. Net loss available to common shareholders was $902,000, or $.83 per diluted share, versus a net loss of $1.3 million, or $1.54 per diluted share, in the second quarter last year. The greater loss in the prior’s year’s quarter was due to a non-operating charge to other expense as a result of derivative accounting. The Company reported a second quarter loss from operations of $755,000 compared with a loss from operations of $632,000 for the comparable quarter last year.

Revenue for the six months ended March 31, 2004, totaled $6.2 million compared with $8.0 million for the comparable period in 2003. Net loss available to common shareholders totaled $2.2 million, or $2.13 per diluted share, versus a net loss of $2.0 million, or $2.46 per diluted share, for the same period in 2003. Loss from operations for the six-month period totaled $1.8 million as compared with $1.2 million for the six-month period in 2003.

Management attributed the decline in year-to-date revenue to a lower number of active contracts and the impact of anticipated increases in project costs during the first quarter of 2004, and therefore, a decrease in the estimated percentage of completion on some contracts. The Company ended the quarter with an order backlog of $7.2 million versus $7.9 million at the end of fiscal 2003.

“Our management and sales teams are highly focused on securing new contracts and expanding our order backlog,” said Wayne Fuquay, the Company’s newly appointed CEO. “We believe GIS-related spending is on the rise and I am looking forward to leading the ASI team in the delivery of exceptional products and services to new and existing customers.”

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1. Business—“risk factors” and elsewhere in the Company’s Annual Report on Form 10-K/A.

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ANALYTICAL SURVEYS, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31, 2004	September 30, 2003
	(Unaudited)
ASSETS
Current assets:
Cash	$600	1,952
Accounts receivable, net of allowance for doubtful accounts of $100 and $100	3,054	3,029
Revenue in excess of billings	4,894	6,112
Prepaid expenses and other	244	166

Total current assets	8,792	11,259

Equipment and leasehold improvements, at cost:
Equipment	4,867	4,896
Furniture and fixtures	484	484
Leasehold improvements	267	267

	5,618	5,647
Less accumulated depreciation and amortization	(5,253)	(5,126)

Net equipment and leasehold improvements	365	521

Total assets	$9,157	11,780

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ANALYTICAL SURVEYS, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	March 31, 2004	September 30, 2003
	(Unaudited)	(As restated)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	77	74
Billings in excess of revenue	126	162
Accounts payable	1,431	2,504
Accrued liabilities	1,049	647
Accrued interest – related party	170	150
Redeemable preferred stock – current portion	800	—
Accrued payroll and related benefits	906	958
Fair value of derivative features – related party	204	207

Total current liabilities	4,763	4,702

Long-term debt:
Notes payable, less current portion	14	53
Long-term debt – related party	1,588	1,832
Redeemable preferred stock; no par value. Authorized 2,500 shares; 1,600 shares issued and outstanding at March 31 and September 30 (liquidation value $2,240 and $1,600 respectively, less current portion)	925	1,450

Total long-term debt	2,527	3,335

Total liabilities	7,290	8,037

Stockholders’ equity:
Common stock; no par value. Authorized 10,000 shares; 1,085 and 824 shares issued and outstanding at March 31 and September 30, respectively	33,166	32,839
Accumulated deficit	(31,299)	(29,096)

Total stockholders’ equity	1,867	3,743

Total liabilities and stockholders’ equity	$9,157	11,780

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ANALYTICAL SURVEYS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
		(As restated)		(As restated)
Revenues	$3,674	$3,672	$6,229	$7,957

Costs and expenses
Salaries, wages and related benefits	1,682	2,402	3,396	4,998
Subcontractor costs	1,282	453	2,078	1,074
Other general and administrative	1,280	1,265	2,239	2,522
Depreciation and amortization	70	130	156	275
Severance and related costs	115	54	137	307

	4,429	4,304	8,006	9,176

Loss from operations	(755)	(632)	(1,777)	(1,219)

Other income (expense)
Interest expense, net	(204)	(55)	(430)	(116)
Other	57	(390)	4	(286)

	(147)	(445)	(426)	(402)

Loss before income taxes	(902)	(1,077)	(2,203)	(1,621)
Income tax expense	—	14	—	14

Net loss	(902)	(1,091)	(2,203)	(1,635)

Accretion of discount and dividends on preferred shares	—	(174)	—	(394)

Net loss available to common shareholders	(902)	(1,265)	(2,203)	(2,029)

Basic loss per common share: available to common shareholders	(0.83)	(1.54)	(2.13)	(2.46)

Diluted loss per common share: available to common shareholders	(0.83)	(1.54)	(2.13)	(2.46)

Weighted average common shares:
Basic	1,085	824	1,033	824
Diluted	1,085	824	1,033	824

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